EXHIBIT 99.1

Sucampo CEO Peter Greenleaf Appointed Chairman of the Board of Directors

ROCKVILLE, Md., Dec. 15, 2015 (GLOBE NEWSWIRE) -- Sucampo Pharmaceuticals, Inc. (Sucampo) (Nasdaq:SCMP), a global biopharmaceutical company, today announced that Peter Greenleaf, Chief Executive Officer, has been appointed Chairman of the Board of Directors, effective January 1, 2016. Mr. Greenleaf was appointed Chief Executive Officer of Sucampo in March 2014 and was elected to the Company’s Board at that time.

Mr. Greenleaf succeeds Dan Getman, Ph.D., who had served as Chairman since March 2014.  Dr. Getman, who has served as a director of Sucampo since 2011, will continue on the Board and will serve as Chairman of the nominating & corporate governance committee of the Board.

Concurrently with Mr. Greenleaf’s appointment as Chairman, John H. Johnson was named Lead Independent Director. Mr. Johnson has served as a director of Sucampo since December 2014 and was chairman of the nominating and corporate governance committee prior to Dr. Getman’s appointment to that role.

“This appointment reflects the Board’s confidence in Peter and underscores his accomplishments as CEO since joining Sucampo last year,” said Mr. Johnson. “Under Peter’s leadership, Sucampo successfully completed the acquisition of R-Tech Ueno, solidified the Company’s revenue base and improved its financial position, creating opportunities for continued growth."

Sucampo also announced that Kei Tolliver has stepped down as a member of the Board.  Ms. Tolliver, Sucampo’s first full-time employee, previously served in several roles with Sucampo from 1998 to 2008 and had served as a director of Sucampo since May 2013.

Mr. Greenleaf said, “I want to thank Dan for his contributions as Chairman, and I would like to congratulate John on his new role. I look forward to Dan and John’s continued leadership and guidance as members of the Board. On behalf of the Board, I would also like to thank Kei for her service to the Company since its inception and her recent contributions as a member of the Board.”

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc. is focused on the development and commercialization of medicines that meet major unmet medical needs of patients worldwide. Sucampo has one marketed product – AMITIZA – and a pipeline of product candidates in clinical development. A global company, Sucampo is headquartered in Rockville, Maryland, and has operations in Japan, Switzerland and the U.K. For more information, please visit www.sucampo.com.

The Sucampo logo and the tagline, The Science of Innovation, are registered trademarks of Sucampo AG. AMITIZA is a registered trademark of Sucampo AG.

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